EXHIBIT 4.02

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          THE LESLIE FAY COMPANY, INC.


It is hereby certified that:

                  1. The name of the corporation (hereinafter called the "Corporation") is THE LESLIE FAY COMPANY, INC.

                  2. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

                  (a) Section (A) of Article IV is hereby deleted in its entirety and the following new Section (A) is hereby substituted in its place:

                           " (A) Authorized Stock. The total number of shares of stock which the Corporation shall have authority to issue is twenty million five hundred thousand (20,500,000), consisting of twenty million (20,000,000) shares of common stock, par value $.01 per share ("Common Stock"), and five hundred thousand (500,000) shares of preferred stock, par value $.01 per share ("Preferred Stock")."

                  (b) Article VI is hereby deleted in its entirety.
                  3. The amendments to the Amended and Restated Certificate of Incorporation herein certified have been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

Signed on July 17, 1998.

                                                    /s/ John J. Pomerantz
                                                   -----------------------------
                                                   John J. Pomerantz
                                                   Chief Executive Officer

Attest:



 /s/ Warren T. Wishart
--------------------------
Warren T. Wishart
Secretary